November 15, 2017

The Investment House Funds
11100 Santa Monica Boulevard
Suite 270
Los Angeles, California  90025

Re:	The Investment House Funds, File Nos. 333-71402 and 811-10529

Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement for The Investment House Funds (formerly The GKM Funds) (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 22 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

Don.Mendelsohn@ThompsonHine.com Phone: 513 352 6546 Fax: 513 241 4771	dmh 4813-3787-3493.1